EXHIBIT 10.39

SEVERANCE, GENERAL RELEASE, AND INDEMNITY AGREEMENT

This Severance, General Release, and Indemnity Agreement (“Agreement”) is made and entered into by and between Steven E. Markhoff (“Employee”) and Hawaiian Airlines, Inc. (“Employer”) and its successors.

RECITALS

Whereas, Employee was employed by Employer from November 15, 1999 as an at-will employee; and

Whereas, Employee will be separated from employment with Employer on March 15, 2002; and

Whereas, Employee and Employer wish to settle and compromise any and all claims Employee had, has, or may hereafter claim to have had relating to Employee’s employment or termination from employment with Employer, as well as any and all claims Employee had, has, or may hereafter claim to have against Employer predating this Agreement;

Now, therefore, in accordance with the preceding recitals and in consideration of the covenants, agreements, and representations set forth in this Agreement, Employee and Employer agree as follows.

1.                                       Last Date of Employment.  Employee’s last day of work shall be March 15, 2002.  Employee shall not be required to perform any services for the Company after that date.

2.                                       Continuation of Base Salary.  Employer shall pay Employee an amount equal to 12 months of Employee’s base annual salary (the “Consideration Amount”).  Employee and Employer agree that the Consideration Amount shall be One Hundred Fifty Thousand U.S. Dollars ($150,000.00), less all employment taxes and other deductions required to be withheld by Employer.  It is expressly understood by and between the parties that payment of the Consideration Amount, whether by Employer or by a third party, shall inure to the benefit of Employer.  The Consideration Amount shall be paid by check in equal semi-monthly installments on the standard pay dates of the Employer, beginning on April 5, 2002 and ending on March 20, 2003.  The checks will be mailed to an address provided by the Employee to the Employer.  The Employee is responsible for informing the Employer of any changes in address affecting this Agreement.  Direct deposit is not an available option.  Payments under this section (as well as other payments to Employee under this Agreement) are contingent on Employee’s continued compliance with all provisions of this Agreement.

3.                                       Continuation of Benefits.  As further consideration for this Agreement, Employer shall provide Employee with the following:

a)                                      Benefit plans:  Employer shall provide Employee, Employee’s spouse and eligible dependents with group life insurance, medical

Mr. Steven E. Markhoff
March 15, 2002

and dental coverage through March 31, 2003, through the Employer’s benefit plans.  Thereafter, Employee may elect to continue medical and/or dental coverage under the Employer’s medical and dental plans, at Employee’s own expense, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985.  In addition, if permitted by the insurance company issuing the policy, Employee may continue the above referenced life insurance policy in accordance with the terms set by the insurance company.  These benefits will cease when Employee becomes eligible for said benefits from a new employer; Employee will notify Employer promptly upon effectiveness of said eligibility.

b)                                     Travel benefits:  Employee, Employee’s spouse and eligible dependents shall be entitled to travel benefits on Employer’s flights (but not charter flights) at the PS2F/PS2Y category.  These benefits continue through March 15, 2003.

c)                                      Compensation for fringe benefits made unavailable by reason of employment separation:  In recognition of the fact that Employee will no longer be eligible to participate in certain employee benefits, including the Employer’s 401(k) plan, the Employer shall pay Employee the sum of Fifty-three Thousand Eight Hundred U.S. Dollars ($53,800.00), less all employment taxes and other deductions required to be withheld by Employer, on or before seven (7) days after execution of this Agreement in full satisfaction of the Employer’s obligations for these benefits.  A check for this amount will be mailed to the Employee within seven (7) days of execution of this Agreement.  In the event Employee has not repaid Employer for outstanding amounts due, the amount paid to the Employee under this paragraph will be reduced by the amounts owed to the Employer and an accounting of such amounts will be provided to Employee.

d)                                     Reimbursement of Relocation Expense:  Employee will receive reimbursement, with receipts, of up to Fifty Thousand U.S. Dollars ($50,000.00) to cover allowable expenses if he relocates outside of the State of Hawaii on or before March 15, 2003.  Allowable expenses include movement of household effects of Employee’s residence including packing, unpacking, shipping and insurance, and shipment of one automobile.  Expenses not eligible for reimbursement include but are not limited to expenses related to the sale, rental, cleaning or improvement of personal property, residence and/or housing in the State of Hawaii, registrations required in the new domicile (e.g., car), expenses related to the purchase, rental, cleaning, set-up or improvement of housing in the new domicile, expenses related to the purchase or rental of equipment, electronics, hardware, software or other related property, materials and merchandise.  Up to Fifteen Thousand U.S, Dollars ($15,000.00) of this amount may be used for relocation and employment-seeking related travel (airfare, hotels and rental car).  Reimbursement payments for eligible relocation expenses will be made within thirty (30) days of receipt by Employer of expense receipts.

e)                                      Other Payments:  The Employer will pay Employee a one-time lump sum of Fifty-three Thousand Four Hundred U.S. Dollars ($53,400.00), less all employment taxes and other deductions required to be withheld by Employer.  Payment will be mailed on or before seven (7) days after execution of this Agreement as is reasonably practicable to the address provided by the Employee to the Employer.

4.                                       Stock Options.  On July 10, 2001, Employee was granted options for the purchase of 50,000 shares of Employer’s common stock pursuant to Employer’s 1996 Stock Incentive Plan, As Amended.  None of these options are vested and all of these options will expire upon termination of employment.  In lieu of these options, Employee will be paid Thirty-Seven Thousand Five Hundred U.S. Dollars ($37,500.00), less all employment taxes and other deductions required to be withheld by Employer.  This amount is calculated as $4.00 per option minus the exercise price of $3.25 per option for each option.  Payment will be made on or before seven (7) days after execution of this Agreement.

5.                                       Release of Claims.  In consideration of the benefits and payments to Employee under this Agreement, Employee hereby releases the Company and its successors, and their directors, officers, employees, and agents from any and all claims (including, but not limited to, claims for personal injury, tort, pension and/or retirement benefits, inflection of emotional distress, breach of contract or for any statutory or regulatory violations, including but not limited to violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Hawaii Civil Rights Act, and the Hawaii Employment Practices Law, H.R.S. Chapter 378) Employee now has, known or unknown, arising out of your employment with or separation from employment with the Company.  Employee also waives any claim for attorneys’ fees related to the foregoing released claims, except for claims related to the enforcement of this Agreement.

6.                                       Return of Property.  Employee warrants that he has returned all property of Employer in Employee’s possession, custody, or control, including, but not limited to, computer equipment, computer hardware, computer software, fax machine(s), pager(s), company credit card(s), company telephone card(s), Travel Authority Cards from other airlines, identification card(s), access card(s), AOA Badge(s), Friendship

Travel Passes (FTPs), access code(s), key(s), company files, work product, manuals, customer lists, company documents, financial information, operational information, blueprints, plans, memoranda, notes, and correspondence.  Employee will be allowed to retain his cellular phone and number, but all service costs will be assumed by Employee as of March 16, 2002.

7.                                       Confidentiality of Proprietary Information.

a.                                       Employee acknowledges that he has had an obligation under the Code of Business Ethics and Conduct Policy and House Rules to protect and preserve the confidentiality of information relating to Employer throughout his employment with Employer.  Employee warrants and affirms that he has not disclosed any information protected by the Code of Business Ethics and Conduct Policy and House Rules.

b.                                      As used in this Agreement, the term “Proprietary Information” means (i) any information of a confidential nature relating to the suppliers, potential suppliers, customers, and/or potential customers of Employer, (ii) any information of a confidential nature relating to the trade secrets, manufacturing processes, product details, specific product applications, computer software and design techniques, concepts, inventions, practices, processes, and/or finances of Employer, (iii) any information of a confidential nature relating to any business, financial, and/or other arrangements transacted between Employer and any other person, firm, company, or other entity, and (iv) any information of a confidential nature that Employee learned or created during his employment with Employer.

c.                                       Employee acknowledges that he has been privy to Proprietary Information during his employment with Employer.  Employee agrees that he shall maintain the confidentiality of the Proprietary Information and shall take all steps necessary to protect the Proprietary Information and prevent any portion of the Proprietary Information from entering the public domain or falling into the hands of others not obligated to maintain the secrecy of the Proprietary Information.  Employee further agrees that he shall not directly or indirectly use and/or disclose the Proprietary Information or any portion of the Proprietary Information following his termination from employment with Employer.

d.                                      Employee acknowledges that any and all documents or materials containing any Proprietary Information, as well as any and all notes and extracts related thereto are the exclusive property of Employer.  Employee warrants and affirms that any and all such documents, materials, notes, and extracts have not been removed or duplicated by Employee, and that any and all drafts, originals, and copies of such documents, materials, notes, and extracts have been returned to Employer.

e.                                       Employee further acknowledges that any and all documents, papers, drawings, magnetic or other media, tangible property, correspondence, memoranda, voice-mail, and/or electronic mail made, compiled, received by, or made available to Employee during his employment with Employer are the exclusive property of Employer, whether or not any such materials contain any Proprietary Information. Employee warrants and affirms that any and all such materials have not been removed or duplicated by Employee, and that any and all drafts, originals, and copies of such materials have been returned to Employer.

8.                                       Intellectual Property Rights.

a.                                       Employee acknowledges that from time to time during his employment with Employer he may have been involved (whether during or outside normal business hours) in the concept, research, design or development of new ideas, products, processes or practices.  As used in this Agreement, any ideas, concepts, inventions, designs, products, software, documents or other works of authorship (in any medium), improvements, modifications, processes or practices conceived, created or developed in whole or in part by Employee during the period of his employment with Employer are referred to as an “Invention” or as “Inventions”.  However, as used in this Agreement, the terms “Invention” and/or “Inventions” do not apply to any invention which was developed entirely on Employee’s own time without using any equipment, supplies, facilities, or trade secret information of Employer, except for inventions that either:  (1) relate at the time of conception or reduction to practice of the invention to the business, actual research or development, and/or anticipated research or development of Employer, or (2) result from any work performed by Employee for Employer.

b.                                      Employee acknowledges, represents, and agrees that all Inventions are the sole property of Employer, and that all tangible expressions of the Inventions, including, without limitation, all documents, instruments, sketches, drawings, notes, records, plans, specifications, manuals and tapes, and all reproductions, copies or facsimiles thereof, have been developed, made or invented exclusively for the benefit of and are the sole and exclusive property of Employer and constitute work made for hire under Section 201 of Title 17 of the United States Code (17 U.S.C. Section 201).

c.                                       Employee acknowledges, represents, and agrees that upon the request of and at the expense of Employer, Employee shall execute any and all documents (including, but not limited to, patent applications and assignments) and render any assistance (including, but not limited to, assistance in arbitration, mediation, and/or litigation), that Employer reasonably determines to be necessary or appropriate to perfect, enjoy and defend the rights of Employer in any Invention.

d.                                      Employee acknowledges, represents, and agrees that he shall not register or seek to register with any governmental or other entity anywhere in the world any rights in any Invention and shall not challenge Employer’s rights in any Invention.

9.                                       Covenant Not to Compete.

a.                                       Employee acknowledges that he has had an obligation under the Code of Business Ethics and Conduct Policy to refrain from competing with Employer throughout his employment with Employer.  Employee warrants and affirms that he has not knowingly or intentionally engaged in any such competitive activity.

b.                                      As of the date of this Agreement and continuing until the first anniversary of the date the Employee’s employment terminates, the Employee shall not, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, creditor, investor, consultant or otherwise, any individual partnership, firm, corporation or other business organization or entity (collectively, an “Entity”) that, at such time:  (a) is headquartered in Hawaii and is primarily engaged in the business of passenger or freight airlines services or aircraft ground maintenance operations; (b) is an airline that has Hawaii inter-island passenger or freight services that constitute a material share of its overall airlines business measured by passenger revenue miles or freight pound miles; or (c) has 5% or more of the Hawaii inter-island passenger or freight air services measured by passenger revenue miles or freight pound miles and the Employee or his affiliates are serving directly as an officer, employee, partner or consultant of, or otherwise has significant duties or responsibilities involving, such Entity’s Hawaii operations.

10.                                 Non-Solicitation.

a.                                       Employee agrees that for a period of twelve (12) months following the termination of his employment with Employer, he shall not directly or indirectly represent any corporation or entity in any business transaction with the Employer, unless waived by Employer in writing by an authorized officer of Employer.

b.                                      Employee agrees that for a period of twelve months following the termination of his employment with Employer, he shall not directly or indirectly employ, engage, attempt to employ or engage, negotiate, arrange for the employment or engagement, solicit, or otherwise endeavor to entice away any individual who was employed by Employer as a director, officer, manager, sales representative, or technician, or research and development position at the time of Employee’s termination from employment with Employer.

11.                                 Confidentiality of Agreement.  Employer has an interest in avoiding public disclosure and commentary concerning the terms and conditions of this Agreement.  Therefore, Employee agrees to keep the terms and conditions of this Agreement strictly confidential, except as required by law.  However, Employee may disclose the terms and conditions of this Agreement to a spouse, legal counsel and tax preparer(s), provided that Employee’s spouse, legal counsel and tax preparer(s) agree not to further disclose the terms and conditions of this Agreement, except as required by law.

12.                                 Non-Disparagement.  (a)  Employer has an interest in preserving its reputation in the community.  Employee agrees not to make any statements that disparage or tend to disparage the Employer or its products, services, officers, employees, advisers or other business contacts.  Employee shall not represent, suggest, or hold himself out as being currently associated or affiliated with Employer in any way.  Employee shall not make contact with or engage in communications about the Employer or its operations with the media, current or former employees of Employer, or current or former customers of Employer, provided, however, that if Employee is contacted by the media, current or former employees of Employer, current or former customers of Employer, the general public, or any other individual or entity, Employee shall not suggest or imply that he is privy to current information about Employer, and shall not comment about the current or prospective operation of Employer.  Employee acknowledges and agrees that any breach of this non-disparagement provision shall entitle Employer to immediately terminate payment of the Consideration Amount set forth in paragraph 2 of this Agreement and to sue Employee for breach of this Agreement for the immediate recovery of any damages caused by such breach and to prevent Employee from making further statements that disparage or tend to disparage the Employer or any of its products, services, officers, employees, advisors or other business contacts.

(b)                                 Employer recognizes Employee’s interest in preserving his reputation in the community and the airline industry.  Employer agrees not to make any unsubstantiated statements that disparage or tend to disparage the Employee.  Employer shall not make contact with or engage in communications about the Employee with (i) the media, current or former employees of Employer, or (ii) current or former business contacts of Employer.  Employer acknowledges and agrees that any breach of this non-disparagement provision shall entitle Employee to sue Employer for breach of this Agreement and seek immediate recovery of any damages caused by such breach and to prevent Employer from further statements that disparage or tend to disparage the Employee or any of his products or services.

13.                                 Right to Seek Injunctive Relief.  Employee agrees that in addition and without prejudice to Employer’s right to seek legal, equitable, and/or any other form of relief, a breach of any of the provisions set forth in paragraph 7 (Confidentiality of Proprietary Information), paragraph 8 (Intellectual Property Rights), paragraph 9 (Covenant Not to Compete), paragraph 10 (Non-Solicitation), paragraph 11 (Confidentiality of Agreement), and/or paragraph 12 (Non-Disparagement) of this Agreement shall be temporarily, preliminarily, and/or permanently enjoined by any court of competent jurisdiction upon motion by Employer upon notice to Employee without a need to show irreparable injury.  If the period of time or the geographic scope identified in paragraphs 9 or 10 of this Agreement should be adjudged unreasonable in any proceeding to enforce this Agreement, then the period of time shall be reduced by such number of months or the geographical scope shall be reduced by the elimination of such portion thereof, or both, so that such restrictions may be enforced for such time and in such geographical area as is adjudged to be reasonable.

14.                                 No Admission of Liability.  This Agreement represents a compromise and settlement between the parties hereto, and nothing contained herein shall be construed as an admission of liability by or on behalf of either party, by whom liability is expressly denied.

15.                                 Complete Agreement.  This Agreement contains the entire understanding and agreement between Employee and Employer and fully supersedes any and all prior understandings and agreements pertaining to the subject matter of this Agreement.

16.                                 Voluntary Agreement.  Employee agrees and acknowledges that he is executing this Agreement voluntarily and not in response to any coercion by anyone, and that he is not under any form of duress to agree to the terms of this Agreement.

17.                                 Amendment and Modification in Writing.  This Agreement may not be amended or modified except by an agreement in writing, duly signed by the party or parties against whom the enforcement of any modification or amendment is sought.

18.                                 Severability.  If any provision of this Agreement shall be or become legally void or unenforceable for any reason whatsoever, such invalidity and unenforceability shall not impair the validity or enforceability of the other provisions of this Agreement.  In such an event and to this extent only, the provisions of this Agreement are deemed to be severable.

19.                                 No Waiver of Rights.  A failure or refusal by any party to this Agreement either to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.  No waiver of any type shall be binding unless evidenced by a writing signed by the party making the waiver.  A waiver of any breach of this Agreement shall not be deemed a waiver of any other breach of this Agreement.

20.                                 Counterparts and Facsimile.  This Agreement may be executed on documents transmitted by facsimile and/or in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.                                 Successors and Assigns.  All rights under this Agreement shall inure to the benefit of Hawaiian Airlines, Inc., its successors and assigns.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

SO AGREED:

/s/ Steven E. Markhoff		4/1/02
STEVEN E. MARKHOFF		Date

HAWAIIAN AIRLINES, INC.

/s/ John Adams
By:	John Adams
Its:	Chairman of the Board	Date: April 1, 2002

/s/ Lyn F. Anzai
By:	Lyn F. Anzai
Its:	Vice President, General Counsel And Corporate Secretary	Date: April 1, 2002